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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary consent statement                             Rule 14a-6(e)(2))

/ / Definitive consent statement

/ / Definitive additional materials

/X/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                BROOKE GROUP LTD.
                   ------------------------------------------
                  (Name of Person(s) Filing Consent Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid: ____________

(2)      Form, schedule or registration statement no.: _____________

(3)      Filing party: ____________________

(4)      Date filed: _________________

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Confidential Draft--12/20/95--5:44 PM

FOR IMMEDIATE RELEASE

                                Contact: George Sard/Anna Cordasco/Paul Caminiti
                                         Sard Verbinnen & Co
                                         212/687-8080

                BROOKE GROUP INTENDS TO REQUEST JANUARY 12, 1996
              AS RECORD DATE FOR RJR NABISCO CONSENT SOLICITATION;

            WARNS THAT TRADES SETTLED AFTER DECEMBER 29 MAY NOT HAVE VOTING RIGHTS, DEPENDING ON RECORD DATE SET BY RJR NABISCO

--------------------------------------------------------------------------------

     MIAMI, FL, December 21, 1995--Brooke Group Ltd. (NYSE: BGL) announced today, in a letter to shareholders of RJR Nabisco (NYSE: RN), that it intends to request January 12, 1996 as the record date for its proposal to spin off Nabisco (NYSE: NA).

     However, based on the provisions of RJR Nabisco's by-laws, no assurance can be given that the Board will honor Brooke's request, and the record date could therefore be set by RJR Nabisco before or after January 12, 1996. Accordingly, Brooke warned RJR Nabisco shareholders in the letter that trades settled after December 29, 1995 cannot be assured of having voting rights in Brooke's consent solicitation.

     The full text of the letter follows:

       Steven F. Goldstone, the newly appointed Chief Executive Officer of the Company, asserted in a letter to you dated December 19, 1995 that he expected that RJR Nabisco's businesses "should blossom again in 1996". On December 5, 1995, however, he stated that the Company's bleak "earnings projections for 1996 haven't changed since they were lowered in October". He repeated this same dreary projection on December 11, 1995 at a meeting with more than 100 securities analysts. From an arid earnings landscape, we now have an incredible blossoming. What has changed in the past few days? Nothing fundamental that we can see has changed, other than Mr. Goldstone's new rosy projections.

       To us, the flip-flop in his earnings forecast and eagerness to promise a rosy future do not engender confidence in his predictions. Indeed, while Mr. Goldstone assures us that "the steps necessary to position Nabisco for a spinoff have been taken", he continues to put off the spinoff indefinitely. Litigation, he says is "at an unprecedented high level" with "untested" cases, but if, as he "expects", the litigation environment "improves" in the future there may be a spinoff in 1998. With 40 years of successful tobacco litigation behind RJR Nabisco, he wants to add two or three more years of successful experience. Why? With success expected, there is no need to hesitate. The future is bound to bring more "untested" cases and more uncertainty.

       We believe that the Board and Mr. Goldstone are waiting for stockholders to tell them to spin off Nabisco. Until then, there will be no action. Mr. Goldstone has no previous managerial or industry experience and has spent his entire career as an attorney at a major New York law firm specializing in corporate restructurings and litigation. We believe Mr. Goldstone's legal experience makes him eminently qualified to act as a "caretaker", overseeing the spinoff and any ongoing tobacco litigation. We also believe that Mr. Goldstone and the Board will act responsively when the stockholders demonstrate their wish to immediately spin off Nabisco.

       You will soon have a chance to express your preference for a spinoff. We, at Brooke Group, will be asking the Company's Board of Directors to fix a record date to determine which stockholders will be entitled to consent to our proposals to spin off Nabisco and to amend certain recently adopted by-laws. We expect to ask the Board to set January 12, 1996 as the record date. Given the Board's propensity to manipulate its corporate governance machinery and the way the new by-law provisions operate, no assurance can be given that the Board will honor our request, as it should.

       You will not be entitled to vote any shares you have acquired (or which have settled) after the record date. You may ask: when will the record date be if the Board does not accept January 12, 1996? We have no idea and no control. Only the Board can set the exact date, and under the new by-laws may choose any day during the 20-day period beginning on the day they receive our request. However, you can be assured that you will have at least until December 29, 1995 to settle trades.

       You have heard many times from the Company that it has taken the steps necessary to position Nabisco for a spinoff. We believe that the Board of Directors will continue to oppose an immediate spinoff until you vote to tell the Board that you want it now. You will soon have a chance to act. If you have any questions or comments about the record date, please call Georgeson & Company Inc. at 1-800-223-2064.

       We, at Brooke Group, wish you a joyous holiday season and a happy new year.

                                            Very truly yours,

                                            Bennett S. LeBow
                                            Chairman of the Board, President
                                              and Chief Executive Officer

       P.S. If you are interested in gaining access to information about our solicitation on the World Wide Web, use http://www.georgeson.com.

     Brooke Group is a holding company which controls Liggett Group Inc., tobacco and real estate operations in the former Soviet Union and has a substantial equity interest in New Valley Corporation.

     CERTAIN ADDITIONAL INFORMATION: Brooke Group Ltd. ("Brooke Group") will be soliciting consents for the proposals set forth in its Preliminary Consent Statement currently on file with the Securities and Exchange Commission. The following persons may be deemed to be participants in the solicitation by Brooke
Group: Brooke Group, BGLS Inc. ("BGLS"), Liggett Group Inc. ("Liggett"), New Valley Corporation ("New Valley"), Bennett S. LeBow, Andrew E. Balog, Marc N. Bell, Robert J. Eide, Karen Eisenbud, J. Bryant Kirkland, III, Richard J. Lampen, Howard M. Lorber, Robert M. Lundgren, Jeffrey S. Podell, Gerald E. Sauter, High River Limited Partnership ("High River") and Carl C. Icahn. Brooke Group beneficially owns, directly, 200 shares of RJR Nabisco Common Stock. Brooke Group beneficially owns 100% of the outstanding capital stock of BGLS, which beneficially owns 100% of outstanding capital stock of Liggett. Liggett beneficially owns, directly, 200 shares of RJR Nabisco Common Stock and 1,000 shares of Class A Common Stock of Nabisco Holdings Corp. In addition, BGLS directly and indirectly owns 618,326 Class A Senior Preferred Shares, 250,885 Class B Preferred Shares and 79,794,229 Common Shares, or approximately 56% of the outstanding Class A Senior Preferred Shares, 9% of the Class B Preferred Shares and 42% of the Common Shares, of New Valley, which owns all of the outstanding capital stock of ALKI Corp., which beneficially owns, directly, 4,892,550 shares of RJR Nabisco Common Stock, or approximately 1.8% of the outstanding RJR Nabisco Common Stock. Bennett S.LeBow, who is the Chairman of the Board, President and Chief Executive Officer of Brooke Group, BGLS and ALKI, may be deemed to be the beneficial owner of 10,521,208 shares of common stock of Brooke Group, or approximately 56.8% of Brooke Group's outstanding common stock. Mr. Lampen currently beneficially owns, directly, 2,000 shares of RJR Nabisco Common Stock. High River beneficially owns directly 8,013,000 shares of RJR Nabisco Common Stock, and therefore, Mr. Icahn may be deemed to beneficially own, indirectly, such 8,013,000 shares of RJR Nabisco Common Stock. To the best of Brooke Group's knowledge, none of the other persons who may be deemed participants currently own any shares of RJR Nabisco stock.

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